Contact:	Jill Swartz, 714.667.8252, ext. 251 jill.swartz@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires Medical Portfolio 1

Portfolio consists of four medical buildings in Florida and one in Kansas

SANTA ANA, Calif. (Feb. 7, 2008) — Grubb & Ellis Healthcare REIT, Inc. has acquired Medical Portfolio 1. The acquisition closed on Feb. 1, 2008.

Medical Portfolio 1 consists of five medical office buildings, Doctor’s Medical Building, Largo Medical Arts, West Bay Surgery Center, Brandon Medical Plaza and Central Florida SurgiCenter. The portfolio, located in Florida and Kansas, consists of approximately 162,000 square feet of gross leasable area. The buildings are either situated on the campuses of, or affiliated with, Hospital Corporation of America (HCA), one of the largest for-profit health systems in the United States. Medical Portfolio 1 has a combined parking ratio of 6.24 spaces per 1,000 square feet and is currently 92 percent leased.

“The acquisition of Medical Portfolio 1 is very significant for Grubb & Ellis Healthcare REIT, which covets medical office buildings located on or near hospital campuses,” explained Danny Prosky, vice president of acquisitions for Grubb & Ellis Healthcare REIT. “Each of the properties in this acquisition is located in close proximity to campuses of one of the nation’s premier healthcare providers, HCA, which increases their value to our REIT and its growing portfolio of healthcare-related assets.”

Built in 1978, Doctor’s Medical Building, a five-story building totaling approximately 63,000 square feet of gross leasable area, is located on the main campus of Overland Park Regional Medical Center (OPMRC) in Overland Park, Kansas. Doctor’s Medical Building is currently more than 96 percent occupied, largely by OPRMC, which occupies nearly 40,000 square feet, or 63 percent, of the building.

Largo Medical Arts Center is a four-story medical office building in Largo, Florida. Built in 1986, the property is located on the campus of Largo Medical Center (LMC) and offers approximately 33,000 square feet of gross leasable area. LMC is the largest tenant and occupies more than 6,500 square feet, or 20 percent, of the building’s total leasable space.

Built in 1975 and renovated in 1990, West Bay Surgery Center is a single-story, medical office building totaling approximately 15,000 square feet of gross leasable area. Located in Largo, Florida, the property is situated on the LMC campus and is 100 percent leased. West Bay Surgery Center performed nearly 7,000 surgeries in 2004.

Brandon Medical Plaza is a single-story medical office building totaling in Brandon, Florida that offers approximately 42,000 square feet of gross leasable area. Built in 1997, the property is located on the campus of Brandon Regional Hospital (BRH) and is currently 97 percent leased. The major tenant is BRH, which currently occupies nearly 46 percent of the total leasable space of the building. Brandon Medical Plaza offers a variety of diagnostic and rehabilitation services, including MRI, CT, mammography, ultrasound, nuclear medicine and radiology.

Built in 1995, Central Florida SurgiCenter is a single-story medical office building totaling approximately 10,000 square feet of gross leasable area in Lakeland, Florida. The center provides a variety of surgical procedures, including ophthalmology, plastic surgery, gastrointestinal and urology. Central Florida SurgiCenter is 100 percent leased to Surgicare of Central Florida, Ltd.

Grubb & Ellis Healthcare REIT purchased Medical Portfolio 1 from TST Overland Park, L.P., TST Tampa Bay, Ltd., TST Largo ASC, Ltd., TST Brandon, Ltd. and TST Lakeland, Ltd., all of which were advised by Michael Davis and Joe Dominguez of Cain Brothers.  Financing was primarily provided by Wachovia Bank, National Association.

As of January 18, 2008, Grubb & Ellis Healthcare REIT has sold approximately 22.1 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for more than $220 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has made 21 geographically-diverse acquisitions with a total portfolio valued at nearly $445 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growing demand for healthcare services and quality healthcare facilities, and the significance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of Kansas and Florida; the strengths and financial condition of Medical Portfolio 1; the uncertainties relating to HCA as a leading healthcare provider; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.